Exhibit 21.1

SUNPOWER CORPORATION

LIST OF SUBSIDIARIES

SunPower Manufacturing Philippines, Ltd.	Cayman Islands
SunPower Technology, Ltd.	Cayman Islands
SunPower Corporation (Switzerland) Ltd.	Switzerland